UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 24, 2008

eRoomSystem Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-31037	87-0540713
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1072 Madison Ave., Lakewood, NJ		08701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(732) 730-0116

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1

Item 1.01	Entry into a Material Definitive Agreement.

On July 24, 2008, eRoomSystem Technologies, Inc. (“eRoom”) and BlackBird Corporation, a Florida corporation (“BlackBird”) and an unrelated entity, executed a subscription agreement (the “Subscription Agreement”). Pursuant to the Subscription Agreement, eRoom agreed to extend a secured loan to BlackBird in the principal amount of $500,000 and subscribed for 50,000 shares of BlackBird’s common stock.

The loan is evidenced by a 10% senior secured convertible promissory note, made by BlackBird in favor of eRoom on July 24, 2008 (the “Secured Note”). The Secured Note matures on June 30, 2009 and bears interest at an annual rate of 10%, with interest payable quarterly on the last business day of each quarter. BlackBird has agreed, in its letter dated July 3, 2008 (the “Interest Rate Letter”), that, in the event that the loan is not repaid on or before January 1, 2009 the interest payable on the Secured Note will increase to 18% per annum. The Secured Note is convertible into shares of BlackBird’s common stock, at any time on or before September 30, 2008, at a conversion price of $1 per share subject to certain adjustments.

The Loan is secured by a security interest and a lien on certain property of BlackBird, pursuant to a security agreement dated July 24, 2008 between BlackBird and Anthony Heller, as agent for eRoom and the other lenders in this transaction (the “Security Agreement”).

The foregoing descriptions of the Subscription Agreement, the Secured Note and the Interest Rate Letter are qualified in their entirety by reference to the Subscription Agreement, the Secured Note, and the Interest Rate Letter copies of which are attached hereto as Exhibits 10.81, 10.82 and 10.83, respectively, and incorporated herein by reference.

Section 9

Item 9.01	Financial Statements and Exhibits.

The following are filed as exhibits to this Current Report on Form 8-K.

10.81.	Subscription Agreement between eRoomSystem Technologies, Inc. and BlackBird Corporation dated July 24, 2008
10.82	10% Senior Secured Convertible Note in favor or eRoomSystem Technologies, Inc. dated July 24, 2008
10.83	Letter from BlackBird Corporation to eRoomSystem Technologies, Inc. dated July 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eRoomSystem Technologies, Inc.
(Registrant)

Date: July 30, 2008	By:	/s/ David A. Gestetner
	Name:	David A. Gestetner
	Title:	President, Chief Executive Officer, Secretary,
and Chairman of the Board
(Principal Executive, Financial, and Accounting Officer)